Exhibit 6.6

Shopify Capital Agreement

Brig Taylor	Amount Received: $500,000
SlideBelts Inc.	Total to Remit: $555,000
May 9, 2017	Remittance Rate: 14%

You sell goods and/or services to your customers using software and services provided by Shopify Capital Inc. (“we”, “us” or “Buyer”). We have agreed to provide you with working capital by purchasing a portion of your future revenue from you. This Shopify Capital Agreement (the “Agreement”) contains the terms and conditions for that purchase. In this Agreement you and we are sometimes referred to as a “Party” or the “Parties”.

The payments your customers make to you create a “revenue stream.” This Agreement will cover all of the money in your revenue stream, which we call “Receivables.” Receivables include, for example, all of the money you receive each day from customer payments, whether those payments are made with cash; bank checks; credit, debit, and other types of payment cards; electronic money transfers such as Automated Clearing House or “ACH” debits and PayPal® money transfers; or other forms of payment.

We agree to buy from you (and you agree to sell to us) the amount of future Receivables shown below (the “Total to Remit”) in exchange for the “Amount Received” shown below. In order to deliver to us the Total to Remit, you assign to us the percentage of your Receivables (“Remittance Rate”) shown below, every day from the date set out in Section 1 below until we have received the entire amount of the Total to Remit. On days when banks are not open the Remittance Rate will be delivered to us on the next banking day. For example, the Remittance Rate for Friday, Saturday and Sunday will be delivered on the following Monday.

Introduction

This deal is a sale of your Receivables to us, not a loan. An advantage to you of selling Receivables instead of borrowing money is that there are no minimum payments, payment schedules, or due dates. If your business is slow, you will not have to worry about having to make a loan payment on a due date, since this is not a loan. In fact, if you go out of business and you did not commit any “Bad Act” described in Section 8(a) which are violations of this Agreement, you will not have to pay off the balance of Receivables you sold to us, since the Receivables we bought were not created. The key commitment you make to us in this Agreement is that you will allow us to receive the Remittance Rate as Receivables are generated in the course of your business. If your business does not generate the Receivables we bought, we will have no right to demand payment from you.

We take some risks in this deal, like the risks of not getting the Receivables we bought as quickly as we thought we would, or not getting them at all if you go out of business. However, you are not allowed to engage in any Bad Act that unfairly prevents us from receiving what we paid for. For example, you are not allowed to stop taking payment cards as a form of payment, use a payment card processor other than Shopify Payments, enter into another similar agreement with another merchant cash advance provider, or close your business and start up another similar business right away. The details on this are below.

By clicking on “Accept terms”, you are making an offer to sell Receivables to us which we may accept by delivering the Amount Received to you. This Agreement will not take effect unless we accept it by delivering the Amount Received. The date on which we deliver the Amount Received to you is the “Effective Date.”

Detailed Terms and Conditions

1. Timing and Method of Delivery. We will purchase the Total to Remit by either (1) initiating a transfer of the Amount Received to your Shopify Merchant Bank Account (“SMBA”) or (2) directing a payment processor selected by us (the “Processor”) to transfer the Amount Received to your SMBA. Beginning 2 days after we have purchased the Total to Remit (the “Specified Date”), you will deliver to us (or cause to be delivered to us), on each banking day (meaning any day that banks are open in Richmond, Virginia,) the Remittance Rate of your daily Receivables, and this will continue until the total amount of Receivables remitted to us is equal to the Total to Remit. The Remittance Rate will be delivered to us only on banking days. The Remittance Rate of any Receivables received by you on a day that is not a banking day will be delivered to us on the next banking day. You will deliver the Remittance Rate to us each banking day by authorizing and directing the Processor to deduct the Remittance Rate from daily Receivables owed by the Processor to you. You authorize us to debit your SMBA, or any other account into which you receive Receivables, via ACH (as set forth in Section 12).

2. Processing Arrangement. You irrevocably authorize and direct the Processor, and any other processor, acquirer, service provider or financial institution taking custody of, holding, possessing or issuing payment instructions with respect to Receivables (collectively, the “Receivables Custodians”) to deliver the Remittance Rate of your Receivables on each day (the “Daily Amount”) to us until we have received the Total to Remit, or, in the event that we declare the entire undelivered balance of the Total to Remit to be deliverable, to deliver this amount. You agree that the Receivables purchased by us under this Agreement are our property. You agree that when a Receivables Custodian takes custody of, holds, possesses, or issues payment instructions with respect to Receivables, it does so in trust for us. If there has not been a default, a Receivables Custodian will not deliver any particular day's Daily Amount to us if that Daily Amount has already been delivered to us by another Receivables Custodian. You agree that you do not have the right to revoke or otherwise seek to override the authorization and direction set forth in this section and that this authorization may only be revoked by us. You agree that a Receivables Custodian may rely on any instructions issued by us with respect to the delivery of the Receivables, including an instruction to deliver all Receivables to us in the event we declare the entire undelivered balance of the Total to Remit to be deliverable. You waive and release any and all claims you may have against any Receivables Custodian that are in any way related to the Receivables Custodian delivering Receivables to us as described in this section. You authorize each Receivables Custodian to provide us with any and all information we request about the Receivables that the Receivables Custodian possesses or has access to, including information about daily volumes, number of transactions, distributions, offsets, withdrawals and totals. YOU, YOUR SUCCESSORS AND PERMITTED ASSIGNEES AND AFFILIATES, AGREE TO FOREVER PROTECT, INDEMNIFY AND “HOLD HARMLESS” US, EACH RECEIVABLES CUSTODIAN, AND THEIR AND OUR SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, MANAGERS, MEMBERS, AGENTS AND AFFILIATES, AGAINST ALL DAMAGES, EXPENSES, CLAIMS, SUITS, DEMANDS, COSTS, ATTORNEYS' FEES OR LOSSES ARISING OUT OF OR ALLEGED TO HAVE ARISEN OUT OF OR IN CONNECTION WITH DELIVERING RECEIVABLES TO US AS DESCRIBED IN THIS SECTION. IN NO EVENT WILL WE OR THE RECEIVABLES CUSTODIANS BE LIABLE TO YOU OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE OR PROFIT OR LOSS OF DATA OR FOR ANY DIRECT, CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The Parties agree that any amounts due to a Receivables Custodian under your agreement with such Receivables Custodian take priority over amounts to be delivered to us under this Agreement. The Parties agree that each Receivables Custodian is a third-party beneficiary of this Agreement and may rely on this Agreement even though it is not a party to this Agreement. You grant to us an irrevocable power of attorney, coupled with an interest, and appoint us and our designees as your attorney-in-fact, to take any and all actions necessary or appropriate to direct new or additional processors to make payment to us as contemplated by this Section 2.

3. Fees and Costs. It is your responsibility to deliver to us the Remittance Rate of future Receivables up to the total amount of the Total to Remit. We are entitled to receive from you, and you agree to pay, (a) all reasonable costs incurred by us associated with a Bad Act or Other Breach (as defined in Sections 8(a) and (b) below) and the enforcement of our rights, including court costs, arbitration costs allowed under this Agreement, and attorneys' fees, as permitted by applicable law, and (b) a fee of $25.00 (or, if less, the maximum amount permitted by applicable law) for each rejected or dishonored ACH attempt, check, or wire transfer withdrawal, as the case may be. If we debit from your SMBA an amount in excess of the amount then due to us, our sole liability to you will be to return the excess amount to your SMBA. You agree to notify us within sixty (60) days of any excess debits.

4. Security Interest: In order to secure all of your obligations to us under this Agreement, you hereby grant to us a security interest (the “Security Interest”) in all of the following property (collectively, the “Collateral”): (a) all of your personal property of any kind, including but not limited to your accounts, chattel paper, documents, equipment, general intangibles, instruments and inventory (as each of those terms is defined in the Uniform Commercial Code, as in effect from time to time under the laws of the state of Virginia (the “UCC”), and (b) all cash and non-cash proceeds (as defined in the UCC) of each of the items described in section (a). The Security Interest that you grant us in this section includes all Collateral that you currently own or may acquire in the future.

a. The Security Interest granted in this Section 4 will not become effective unless and until you commit a Bad Act. If you commit a Bad Act (as defined in Section 8(a) below), the Security Interest will become effective immediately, without any notice to you and without any further action required.

b. In the event that the Security Interest becomes effective, you agree not to create, grant, or permit any other lien, pledge or security interest to exist on any of the Collateral, except for the Security Interest granted to us under this Agreement. This is referred to as a “negative pledge,” and includes liens, pledges or security interests that you may create or grant directly or indirectly, or voluntarily or involuntarily. If any lien, pledge or security interest is created in the Collateral, other than our Security Interest under this Agreement, you agree to take any action necessary in order to remove that lien, pledge or security interest.

c. You understand that we have the right to take delivery of your Receivables as they are generated in the ordinary course of your business. The Security Interest granted in this section is being given solely for the purpose of ensuring that you do not take any action to deprive us of that right. This Security Interest does not mean that we have made a loan to you, does not create a debt, and does not make you a debtor or us a creditor.

d. You authorize us to file one or more UCC-1 financing statements to memorialize the sale of your Receivables to us.

You also authorize us to file one or more UCC-1 financing statements at any time in order to perfect the Security Interest granted to us under this Section. These financing statements may be separate from, and in addition to, any financing statements that we may file to provide notice of our purchase of your Receivables under this Agreement. Any financing statements may include notice that you have given a negative pledge of the Collateral.

5. Representations, Warranties, and Covenants. You represent, warrant and covenant that, as of this date and during the term of this Agreement:

a. Compliance. You are in compliance with all applicable federal, state and local laws and regulations, and the rules and regulations of all payment card associations and payment networks. You have valid permits, authorizations and licenses to own, operate and lease your properties and to conduct the business in which you are presently engaged.

b. Receivables Flow and Financial Information. All financial and bank statements, copies of which have been furnished to us, and all future statements which may be furnished, fairly represent your flow of Receivables at such dates, and since those dates there has been no material adverse changes in your Receivables flow, business operation or business ownership. You agree that you have an affirmative and continuing obligation to advise us of any material adverse change in your Receivables flow, business operation or business ownership. We may request bank statements for any account into which Receivables are deposited or transferred at any time during the performance of this Agreement and you agree to provide them to us within 5 business days. Your failure to do so is a material breach of this Agreement.

c. Authorization. You, and the person(s) signing this Agreement on your behalf, have full power and authority to incur and carry out the obligations under this Agreement, all of which have been duly authorized and executed, and all of which are enforceable against you in accordance with their terms.

d. Insurance. You agree to maintain insurance in such amounts and against such risks as are consistent with your past practice and agree to show proof of such insurance upon our request.

e. Electronic Check Processing Agreement. You agree to not change your financial institution or bank account(s) or take any other action that could have any adverse effect upon your obligations under this Agreement, without our prior written consent. You agree that you will exclusively use Processor for the processing of all of your payment card transactions, and that you will not change your arrangements with Processor in any way that is adverse to us. In the event that you obtain processing services from an affiliate of ours, you agree that we may direct our affiliate to not honor any requests to modify the services or terminate your agreement with such affiliate, notwithstanding any rights to the contrary contained in that agreement.

f. Change of Name or Location. You will not conduct your businesses under any name other than as disclosed to the Processor and us, or change any of your places of business.

g. No Change of Business. You will not materially change the goods or services you sell, materially change the nature of your business, or change the business entity through which you carry on your business without first notifying us and obtaining our prior written consent. You do not presently intend, and you do not anticipate that you soon may need, to close your business or cease to operate your business, either permanently or temporarily. As of the date you sign this Agreement, you are solvent, and you are not contemplating bankruptcy or insolvency proceedings.

h. Daily Settlement. You will settle or “batch out” your receipts with the Processor on a daily basis.

i. Estoppel Certificate. Each time that we request, you will, upon at least one (1) day's prior notice from us, execute, acknowledge and deliver to us and/or to any other person, firm or corporation specified by us, a statement certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and stating the dates which all or any portion of the Total to Remit has been delivered.

j. No Bankruptcy/Litigation. As of the date of this Agreement, you do not contemplate and have not filed any petition for bankruptcy protection and there has been no involuntary petition threatened or filed against you. You do not anticipate filing any such bankruptcy petition and do not anticipate that an involuntary petition will be filed against you. To your knowledge there is no action, suit or investigation pending or threatened against you or any of your assets before any court or governmental authority which, if determined adversely to you, would have a material adverse effect on your business.

k. Working Capital Funding. You may not enter into any other arrangement, agreement or commitment relating to or involving the Receivables or payment card sales (e.g., factoring, purchase, sale, loan against, or sale or purchase of credits against), without our prior written consent unless we take delivery of the balance of the Total to Remit in connection with such transaction.

l. Title to Receivables. You have good, complete and marketable title to all Receivables, free and clear of any and all liabilities, liens, claims, changes, restrictions, conditions, options, rights, mortgages, security interests, equities, pledges and encumbrances of any kind or nature whatsoever, or any other rights or interests that may be inconsistent with the transactions contemplated by this Agreement, or adverse to our interests. The Receivables, when, if and as they are created, will be bona fide obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of your business.

m. Business Purpose. You are a valid business in good standing under the laws of the jurisdictions in which you are organized and/or operate. You are entering into this Agreement for business purposes and not as a consumer or for personal, family or household purposes.

n. Default Under Other Contracts. Your execution of and/or performance under this Agreement will not cause or create an event of default by you under any contract with another person or entity.

6. Automatic Reminders. We may use automated telephone dialling, text messaging systems and email to provide messages to you about your account. The telephone messages may be played by a machine automatically when the telephone is answered, whether answered by you or another party. These messages may also be recorded by your answering machine or voicemail. You give us permission to call or send a text message to any telephone number which you have given us and to play pre-recorded messages or send text messages with information about this Agreement or your account over the phone. You also give us permission to communicate such information to you via email. You agree that we will not be liable to you for any such calls or electronic communications, even if information is communicated to an unintended recipient. You understand that, when you receive such calls or electronic communications, you may incur a charge from the company that provides you with telecommunications, wireless and/or Internet services. You agree that we have no liability for such charges. You agree to immediately notify us if you change telephone numbers or are otherwise no longer the subscriber or customary user of a telephone number you have previously provided to us.

7. No Right to Repurchase the Total to Remit: We may not force you to repurchase any portion of the Total to Remit, and you have no right to repurchase any portion of the Total to Remit.

8. Events of Default.

a. Bad Acts: If you commit any of the following acts (“Bad Acts”) without our prior written consent, you will be in default: (a) you sell, transfer or otherwise encumber or attempt to sell, transfer or otherwise encumber Receivables, whether or not such Receivables are part of the Total to Remit; (b) you encumber or allow any encumbrance to attach to our interest in the Total to Remit; © you sell all or substantially all of your assets used in the operation of your business to a third party; (d) you become a party to or the subject of any agreement pursuant to or as a result of which any person or group of persons acquires control, directly or indirectly, of your business; (e) you materially change the operation of your business (e.g., changes in industry, concept, size, etc.); (f) you stop accepting a particular method of payment while you remain open for business; (g) you change your legal name or jurisdiction of formation, or carry on business through a different business entity; (h) you generate Receivables but fail to deliver to us the Daily Amount for a period of five (5) consecutive business days; (i) you change processors; (j) you do not obtain a replacement processor acceptable to us within fifteen (15) days after your processor terminates its relationship with you or we notify you that your current processor is no longer acceptable to us; (k) you utilize a processor other than one that is acceptable to us; (l) you provide us with false or misleading information about your business or Receivables (in your application or otherwise) that is material to our decision to purchase Receivables from you; and (m) you take or fail to take an action that hinders our taking delivery of the Remittance Rate of Receivables from any Receivables Custodian. However, with one exception, we will not consider any of these acts to be Bad Acts if they occur because you go out of business in the ordinary course. The one exception is the following: If you go out of business or become the subject of a voluntary or involuntary filing for protection under the United States Bankruptcy Code within forty-five (45) days of our purchasing the Total to Remit, you agree that there will be a rebuttable presumption that you engaged in a Bad Act.

b. Other Breaches. If you commit an act that is not a Bad Act but that otherwise violates a term or covenant in this Agreement (an “Other Breach”), you will be in default.

9. Remedies: If you commit a Bad Act, you will be liable to us in an amount in cash equal to (a) the undelivered portion of the Total to Remit, plus (b) any other fees and other amounts due to us under this Agreement, plus © any additional amounts you would owe us for committing an Other Breach. If you commit an Other Breach, you will be liable to us for all damages resulting from the Other Breach (or Bad Act), including, but not limited to, our reasonable attorneys' fees, expenses and costs incurred in any proceeding pursued against you to recover the amounts due us under this Agreement. You agree to pay us the amounts due or we may withdraw such amounts from your SMBA, or any other account into which you receive Receivables, via ACH. If you commit a Bad Act, you expressly authorize us and/or any Receivables Custodian to do any of the following: (i) freeze or place a reserve on any account into which Receivables are deposited; (ii) transfer funds from any such account for any amounts you owe under this Agreement; and (iii) offset any amounts you owe under this Agreement against amounts to which you may be entitled under any agreement you have entered into with us or an affiliate, including, but not limited to agreements for payment processing services. All rights available to us are cumulative and not exclusive of any other remedies available to us in law or equity.

10. Credit Reports: You agree that a consumer report about your principals may be obtained in connection with this Agreement. Any such report may contain information, including public record information, information about credit worthiness, credit standing, credit capacity, character, general reputation, personal characteristics, or mode of living, such as criminal history, age verification information, citizenship status, or fraudulent activity. If adverse action is taken, based in whole or in part on the information contained in the consumer report, you will be provided with the name, address, and telephone number of the consumer reporting agency as well as a summary of your rights under the Fair Credit Reporting Act. You voluntarily and knowingly authorize and request any consumer reporting agency engaged by us to furnish the above mentioned information. You understand that the above-mentioned information may be obtained from a variety of sources, including, but not limited to, public records, credit bureaus and financial institutions. You further authorize us to obtain the above-mentioned reports at any time during which this Agreement is in effect.

11. Right to Cancel. Within 3 business days of the Effective Date, you may cancel this Agreement by notifying us in writing and returning the Amount Received. Such notice and return of the Amount Received must be received by us prior to midnight on the third business day after the Effective Date.

12. Shopify Electronic Fund Transfer Authorization \n You irrevocably authorize us (which includes for the purposes of this authorization, our agents, service providers, successors and assigns) to take delivery of each day’s Daily Amount by initiating an electronic fund transfer via the Automated Clearing House network or similar network (an “ACH”) from the SMBA as it may be updated by you from time to time, any substitute account you later specify and/or any other account containing your Receivables (collectively, the “Account”) on or after the date the associated Receivables were created. You authorize us, at any time and in our sole discretion, to initiate to any Account an ACH debit or credit entry in an amount less than $1.00 or an ACH pre-notification entry for the purpose of verifying that ACHs may be successfully credited to or debited from such Account. You authorize us to initiate a single ACH for the combined amounts of different days’ Daily Amounts (e.g. initiate a single ACH on Monday for Daily Amounts that were created on Friday, Saturday and Sunday) or to initiate individual ACHs for such Daily Amounts. You further authorize us to initiate ACHs to the Account for any amounts that come due under the Agreement, including ACHs for the undelivered Total to Remit in the event you commit a Bad Act. You also authorize us to initiate ACH credits or debits to the Account to correct any errors we may make in processing a payment. In the event that an ACH is returned unpaid, you authorize us to re-initiate the ACH until it is paid and to initiate a separate ACH or to add to a reinitiated ACH the amount of any dishonored payment fee that we charge. You agree that you will not cancel this Authorization or instruct any depository holding Receivables we purchased to reject our ACHs. You promise that the Account and any substitute Account you provide us is used for business purposes and not for personal, family or household purposes and that you are an authorized signor on these Accounts. You agree to be bound by the rules and regulations of any applicable payment networks as may be required to effect any of the transactions authorized under this section.

13. Arbitration Provision. You and we each may elect to resolve any and all claims and disputes relating in any way to this Agreement or our dealings with one another (“Claims”), except for Claims concerning the validity, scope or enforceability of this Arbitration Provision, through BINDING INDIVIDUAL ARBITRATION. This Arbitration Provision is made with respect to transactions involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “FAA”), and not by state law.

a. Individual Arbitration. If you or we elect to resolve a dispute by arbitration, this means that neither you nor we will be able to have the dispute settled by a court or jury trial or to participate in a class action or class arbitration. Other rights that you and we would have if you or we went to court will not be available or will be more limited in arbitration, including the right to appeal. You and we each understand and agree that by allowing each other to elect to resolve any dispute through individual arbitration, WE ARE EACH WAIVING THE RIGHT TO A COURT OR JURY TRIAL. IF ANY PARTY ELECTS TO RESOLVE A DISPUTE BY ARBITRATION, THAT DISPUTE SHALL BE ARBITRATED ON AN INDIVIDUAL BASIS, AND NOT AS A CLASS ACTION, REPRESENTATIVE ACTION, CLASS ARBITRATION OR ANY SIMILAR SUCH PROCEEDING. The arbitrator(s) may not consolidate more than one party's claims (except Claims by or against you with respect to a single Agreement or series of Agreements involving the same parties) and may not preside over any form of a representative or class proceeding.

b. Arbitration Rules. Arbitration of any dispute under this Arbitration Provision shall be administered by the American Arbitration Association (“AAA”) pursuant to the applicable rules of AAA in effect at the time the arbitration is initiated. You may contact AAA to obtain information about arbitration, by calling 800-778-7879 or visiting www.adr.org. If AAA is unable or unwilling to administer the arbitration of a dispute, then a dispute may be referred to any other arbitration organization you and we agree upon or to an arbitration organization or arbitrator appointed pursuant to section 5 of the FAA. Arbitrations shall be conducted before a single arbitrator. The arbitration shall take place in the federal judicial district in which your physical address is located, unless otherwise agreed by you and us in writing. The arbitrator shall apply applicable substantive law consistent with the FAA and applicable statutes of limitations and shall be authorized to award any relief that would have been available in court, provided that the arbitrator's authority to resolve claims and make awards is limited to you and us alone except as otherwise specifically stated herein. The decision by the arbitrator shall be final and binding. You and we agree that this Arbitration Provision extends to any other parties involved in any Claims, including but not limited to your and our employees, affiliated companies, and vendors. In the event of any conflict between this Arbitration Provision and the AAA arbitration rules or the rules of any other arbitration organization or arbitrator, this Arbitration Provision shall govern.

c. Arbitration Fees and Costs. We will be responsible for paying all of the arbitration fees.

d. Exceptions. Notwithstanding any other provision of this Agreement, you or we may seek relief in a small claims court for Claims within the jurisdiction of that court. In addition, you and we agree that this Arbitration Provision does not stop you or us from exercising any lawful rights to seek provisional remedies or self-help. You and we agree that we each may seek provisional remedies in court or self-help remedies out of court without waiving the right to arbitrate. Notwithstanding any other provision of this Agreement, if the foregoing class action waiver and prohibition against class arbitration is determined to be invalid or unenforceable, then this entire Arbitration Provision shall be void. If any portion of this Arbitration Provision other than the class action waiver and prohibition against class arbitration is deemed invalid or unenforceable, it shall not invalidate the remaining portions of this Arbitration Provision.

e. Arbitration Provision Is Optional. YOU HAVE THE RIGHT TO REJECT THIS ARBITRATION PROVISION, BUT YOU MUST EXERCISE THIS RIGHT PROMPTLY. If you do not wish to be bound by this agreement to arbitrate, you must notify us in writing within sixty (60) days after the Effective Date. You must send your request to: Shopify ATTN: General Counsel, 150 Elgin Street, 8th Floor, Ottawa, Ontario, K2P 1L4. The request must include your full name, address, account number, and the statement “I reject the Arbitration Provision contained in my Shopify Capital Agreement.” If you exercise your right to reject arbitration, the other terms of this Agreement shall remain in full force and effect as if you had not rejected arbitration.

14. Miscellaneous

a. Modifications; Amendments. No modification, amendment, waiver or consent of any provision of this Agreement will be effective unless it is in writing and signed by the parties that are affected.

b. Assignment. We may assign, transfer or sell our rights to receive the Total to Remit or delegate our duties hereunder, either in whole or in part, without prior notice to you, and without your consent. You may not assign or transfer your rights and obligations hereunder, either in whole or in part, without prior written consent from us, which consent we may withhold in our sole and absolute discretion.

c. Notices. All notices, requests, consents, demands and other communications hereunder must be in writing and delivered by certified mail, return receipt requested, to the respective parties to this Agreement at the addresses set forth in this Agreement and will become effective only upon receipt.

e. Binding Effect. This Agreement is binding upon and inures to the benefit of you and us, and our respective successors and permitted assigns.

f. Governing Law. This Agreement, any transactions it contemplates, the construction of the terms of the Agreement and all transactions, and the interpretation, performance and enforcement of the rights and duties of you and us, will be governed by and construed in accordance with the laws of Virginia, without regards to conflicts of law principles. The parties agree that the laws of Virginia govern the entire relationship between and among the parties, including, without limitation, all issues or claims arising out of, relating to, in connection with or incident to this Agreement and any transaction it contemplates, whether such claims are based in tort, contract, or arise under statute or in equity. The parties acknowledge and agree that this Agreement is made and performed in the state of Virginia.

g. Survival. All provisions of this Agreement which by their nature are intended to survive your performance of all obligations hereunder will survive and remain in full force and effect. All representations, warranties and covenants herein will survive the execution and delivery of this Agreement and will continue in full force until all obligations under this Agreement have been satisfied in full and this Agreement is as a result terminated.

h. Waiver; Remedies. No failure on our part to exercise, and no delay in exercising, any right under this Agreement constitutes a waiver of such right, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of that right or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law or equity.

j. Severability. In case any of the provisions in this Agreement are found to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality and enforceability of any other provision contained herein will not in any way be affected or impaired, and that court will have the power to rewrite that provision to the maximum extent enforceable and the remainder of this Agreement will continue in full force and effect.

k. Counterparts; Facsimile and Electronic Signatures. This Agreement may be signed in one or more counterparts, each of which constitutes an original and all of which when taken together constitute the same agreement. Facsimile signatures and other electronic signatures will be deemed original signatures and each Party to this Agreement may rely on a facsimile signature or electronic signature as an original for purposes of enforcing this Agreement. For the avoidance of doubt, your acceptance of the Agreement by clicking “Accept terms” will be deemed to constitute your electronic signature.

l. Entire Agreement. This Agreement embodies the entire agreement between you and us and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

m. Inspection of Place of Business. We, or our designated representatives and agents, have the right, during your normal business hours and at other reasonable times, to examine your business where located, including the interior and exterior. Any such examination may include, among other things whether you: have a place of business that is separate from any personal residence; are open for business, have sufficient inventory to conduct your business; and have one or more point-of-sale terminals to process payment transactions. When performing an examination, we or our designated representatives and agents may photograph the interior and exterior of any of your places of business, including any signage, and may photograph any principals.

n. Publicity. You and each of your principals authorize us to use your, his or her name in a listing of clients and in advertising and marketing materials.

o. Indemnity. You, your successors and permitted assignees and affiliates, agree to forever protect, indemnify and hold harmless us and the Receivables Custodian, and our and their successors, assigns, employees, officers, managers, agents, members and affiliates, against all damages, expenses, claims, suits, demands, costs, attorneys' fees or losses arising out of or alleged to have arisen out of or in connection with the conduct of your business.

p. Disclosure. We will not disclose your confidential information to third parties, except as required in the course of this Agreement.

By clicking on “Accept terms”, you agree to the terms of this Shopify Capital Agreement, which includes an Arbitration Provision, and acknowledge that you received a copy of this Agreement.